Exhibit 99.1

Greatbatch, Inc. Reports 2011 Fourth Quarter and Full Year Results

CLARENCE, N.Y.--(BUSINESS WIRE)--February 23, 2012--Greatbatch, Inc. (NYSE: GB), today announced results for its fourth quarter and full year ended December 30, 2011:

  Sales of $141.7 million for the fourth quarter increased 6% over the prior year, driven by 28% Vascular Access and 27% Electrochem organic revenue growth.
  Full year 2011 sales of $568.8 million increased 7% over the prior year and included 19% Vascular Access, 11% Orthopaedic and 6% Electrochem organic revenue growth.
  Fourth quarter sales included approximately $3 million of medical device sales ($5 million Full Year) and $2.5 million of revenue from the acquisition of Micro Power Electronics in December 2011.
  Fourth quarter GAAP and Adjusted Diluted EPS were $0.24 and $0.39 per share, respectively.
  Full year GAAP and Adjusted Diluted EPS were $1.40 and $1.68 per share, respectively.
  Cash flow from operations remained strong at $31 million for the fourth quarter and $90 million for the full year 2011.
	Three months ended
(Dollars in thousands, except EPS data)	December 30,	December 31,	%	September 30,	%
	2011	2010	Change	2011	Change
Sales	$141,746	$133,111	6%	$131,718	8%

GAAP Operating Income	$12,542	$24,512	-49%	$12,888	-3%
GAAP Operating Income as % of Sales	8.8%	18.4%		9.8%

Adjusted Operating Income*	$15,748	$17,758	-11%	$14,714	7%
Adjusted Operating Income as % of Sales	11.1%	13.3%		11.2%

GAAP Diluted EPS	$0.24	$0.59	-59%	$0.30	-20%
Adjusted Diluted EPS*	$0.39	$0.46	-15%	$0.41	-5%
	Year ended
(Dollars in thousands, except EPS data)	December 30,	December 31,	%
	2011	2010	Change
Sales	$568,822	$533,425	7%

GAAP Operating Income	$61,699	$68,994	-11%
GAAP Operating Income as % of Sales	10.8%	12.9%

Adjusted Operating Income*	$67,602	$64,937	4%
Adjusted Operating Income as % of Sales	11.9%	12.2%

GAAP Diluted EPS	$1.40	$1.40	0%
Adjusted Diluted EPS*	$1.68	$1.51	11%

* See Tables A and B at the end of this release for a reconciliation of adjusted amounts to GAAP.

CEO Comments

“Overall, 2011 was a very successful year for Greatbatch,” stated Thomas J. Hook, President & CEO, Greatbatch, Inc. “Our diversified revenue base increased 7% for the year, which included significant growth from our Vascular Access, Orthopaedic and Electrochem product lines, and was achieved despite a contracting CRM market. This sales growth, combined with our strong cash generation and debt reduction, drove an 11% increase in adjusted diluted EPS for the year and continued to fund our medical device initiatives. During 2011, we continued to make significant progress on the development of these devices, and saw the first returns on our investments. Additionally, during 2011 we were able to close on the strategic acquisition of Micro Power Electronics, which provides us with a leadership position within the portable medical market and further diversifies our revenue base. Going forward, we are well positioned to accelerate our growth, as we gain market share in our non-CRM markets, commercialize our medical device projects and benefit from potential acquisitions.”

Fourth Quarter and Full Year Results

Fourth quarter 2011 sales increased 6% over the prior year period to $141.7 million, led by 28% Vascular Access and 44% Electrochem growth. Fourth quarter results included the benefit of approximately $3 million of medical device sales and $2.5 million of revenue from the acquisition of Micro Power Electronics (“Micro Power”) in December 2011. Excluding the impact of the Micro Power acquisition, organic revenue growth for the 2011 fourth quarter was 5% led by Vascular Access growth of 28%, and Electrochem revenue growth of 27%. For the year, sales increased 7% to $568.8 million and included the favorable impact of approximately $8 million from foreign currency exchange rate fluctuations. Excluding the impact of these exchange rate fluctuations, as well as the Micro Power acquisition, organic revenue growth for 2011 was 5%, which was led by Vascular Access growth of 19%, Orthopaedic revenue growth of 11% and Electrochem revenue growth of 6%. Sales for 2011 benefitted from the first sales of medical devices developed under the Greatbatch name, which totaled $5 million for the year.

Gross profit of $44.7 million for the fourth quarter of 2011 was consistent with the comparable 2010 period. For the full year, gross profit increased $6.8 million to $180.4 million. Fourth quarter 2011 cost of sales includes $0.2 million of acquisition related inventory step-up amortization. Excluding this amortization, gross profit as a percentage of sales was 31.7% for the fourth quarter of 2011 and 31.7% for the full year 2011 compared to 33.4% and 32.5% for the same periods of 2010, respectively. The decrease in gross profit margin for the fourth quarter and full year 2011 was due to price concessions given to our larger OEM customers near the end of 2010, an increase in performance-based compensation, and a lower mix of higher margin CRM/Neuromodulation revenue partially offset by higher production volume and productivity initiatives.

Selling, general and administrative (“SG&A”) expenses increased to $18.6 million, or 13.1% of sales, for the fourth quarter of 2011 compared to $15.3 million, or 11.5% of sales, for the same period of 2010. For the year, SG&A costs were $72.5 million, or 12.8% of sales, versus $64.5 million, or 12.1% of sales for 2010. The change in SG&A expenses for the quarter and full year included the impact of higher legal and regulatory consulting costs incurred in connection with our medical device initiatives ($1.6 million quarter, $4.0 million full year), higher performance based compensation ($0.8 million quarter, $3.9 million full year), and the negative impact of strengthening foreign currencies on the cost of our international operations ($0.09 million quarter, $1.1 million full year) in comparison to the prior year. Additionally, SG&A for the fourth quarter of 2011 included approximately $0.4 million of costs related to the operations of Micro Power.

Net research, development and engineering costs (“RD&E”) for the 2011 fourth quarter were $12.8 million, or 9.0% of sales, compared to $11.4 million, or 8.6% of sales, for the corresponding 2010 period. For 2011, net RD&E costs totaled $45.5 million, or 8.0% of sales, versus $45.0 million, or 8.4% of sales for 2010. During the fourth quarter of 2011, the Company incurred $6.7 million ($23.3 million full year) of RD&E expenses related to the development of complete medical devices, compared to $3.7 million ($20.3 million full year) for the corresponding 2010 periods, respectively. More specifically, included in fourth quarter 2011 amounts are $2.3 million ($5.1 million full year) of design verification testing (“DVT”) costs related to the QiG Group’s development of a neuromodulation platform. Partially offsetting these increases was a higher level ($0.7 million quarter, $2.4 million full year) of customer cost reimbursements in comparison to the 2010 period. These cost reimbursements can vary significantly due to the timing of the achievement of milestones on development projects.

GAAP operating income for the fourth quarter and full year 2011 was $12.5 million and $61.7 million, respectively, compared to $24.5 million and $69.0 million for the respective periods of 2010. During the fourth quarter of 2010, the Company recognized a $9.5 million gain from the settlement of a lawsuit related to its Electrochem subsidiary. Full year 2011 results reflect a $4.2 million gain from the sale of one of the Company’s cost method investments. Adjusted operating income, which excludes these gains, as well as other charges, was $15.7 million and $67.6 million for the 2011 fourth quarter and full year compared to $17.8 million and $64.9 million for the comparable 2010 periods. See Table A at the end of this release for a reconciliation of the differences between GAAP operating income and adjusted operating income and the “Use of Non-GAAP Financial Information” section below.

The 2011 fourth quarter and full year effective tax rates were 34.1% and 31.6%, respectively, compared to 32.6% and 32.8% for the same periods of 2010. For 2012, the Company currently expects the GAAP effective tax rate to approximate the statutory rate of 35% due to the expiration of the R&D tax credit at the end of 2011. There is a potential for volatility of the effective tax rate due to several factors, including changes in the mix of pre-tax income and the jurisdictions to which it relates, business acquisitions, settlements with taxing authorities and foreign currency fluctuations.

GAAP diluted EPS for the fourth quarter and full year 2011 were $0.24 and $1.40 per share, respectively, compared to $0.59 and $1.40 per share for the respective 2010 periods. As indicated above the fourth quarter of 2010 and full year 2011 periods include the impact of the Electrochem litigation and cost method investment gains, respectively. Adjusted diluted EPS for the fourth quarter and full year 2011 were $0.39 and $1.68 per share, respectively, compared to $0.46 and $1.51 per share for the corresponding 2010 periods. See Table B at the end of this release for a reconciliation of GAAP net income and diluted EPS to adjusted net income and adjusted diluted EPS and the “Use of Non-GAAP Financial Information” section below.

Cash flows from operations for the fourth quarter and full year 2011 were $31 million and $90 million, respectively, compared to $5 million and $77 million, respectively, for the comparable 2010 periods. Cash flows from operations for the fourth quarter of 2010 included the payment of the Electrochem litigation settlement of $25 million ($16.3 million net of tax). During 2011, the Company repaid $40 million of its long-term debt and borrowed an additional $45 million under its revolving credit facility in order to partially fund the Micro Power acquisition.

CFO Comments

“Overall, we are very pleased with our 2011 results,” commented Thomas J. Mazza, Senior Vice President & CFO. “Despite the challenges that our markets and the macroeconomic environment presented, we were able to exceed our revenue and adjusted earnings per share targets set at the beginning of the year. Our efficient operations continue to generate significant cash flow which allows us to execute on our strategic initiatives. These strategic initiatives will continue to drive our growth in the future.”

Product Line Sales
The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	2011	2010	%	2011	%	2011	2010	%
Product Line	4th Qtr.	4th Qtr.	Chg.	3rd Qtr.	Chg.	Year	Year	Chg.
Greatbatch Medical
CRM/Neuromodulation	$77,198	$78,382	-2%	$70,731	9%	$303,690	$303,521	0%
Vascular Access	12,459	9,768	28%	11,396	9%	45,098	38,000	19%
Orthopaedic	31,635	30,773	3%	31,131	2%	140,277	118,748	18%
Total	121,292	118,923	2%	113,258	7%	489,065	460,269	6%
Electrochem	20,454	14,188	44%	18,460	11%	79,757	73,156	9%
Total sales	$141,746	$133,111	6%	$131,718	8%	$568,822	$533,425	7%

Greatbatch Medical

In comparison to the prior year, CRM and Neuromodulation sales for the fourth quarter of 2011 decreased 2% but were consistent for the full year period. During the first half of 2011, CRM revenue included the benefit of customer inventory builds and product launches, which did not recur in the second half of 2011. Additionally, CRM and Neuromodulation sales continue to be impacted by pricing pressures and a slowdown in the underlying market. As a result of these headwinds, we expect CRM and Neuromodulation revenue for 2012 to be lower in the first half of 2012 but begin to rebound in the second half of the year as the CRM market stabilizes.

Fourth quarter and full year 2011 Vascular Access sales increased 28% and 19%, respectively, over the prior year periods. These increases were primarily attributable to growth in the underlying market and market share gains. Additionally, Vascular Access revenue for the quarter included approximately $2 million ($4 million full year) from sales of medical devices that were developed under the Greatbatch name.

In comparison to the prior year, Orthopaedic product line sales increased 3% and 18%, respectively, for the fourth quarter and full year periods. Full year 2011 Orthopaedic sales included the favorable impact of approximately $8 million from foreign currency exchange rate fluctuations. Foreign currency exchange rate fluctuations did not have a material impact on fourth quarter revenue. On a constant currency basis, Orthopaedic sales for 2011 were up 11% over the prior year period. These increases were across substantially all of our product lines and were a direct result of the investments made over the last several years to expand capabilities, shorten lead times, and improve quality and on-time delivery.

Electrochem

Fourth quarter 2011 sales for the Electrochem business segment increased 44% in comparison to the prior year and were up 9% for the full year. Fourth quarter 2011 sales for Electrochem included $2.5 million of additional revenue from the Micro Power acquisition. Excluding the additional revenue provided by Micro Power, sales for the 2011 fourth quarter and full year increased 27% and 6%, respectively. During 2011, Electrochem revenue varied from quarter to quarter due to the timing of various customer inventory pulls. For the full year, the increase in Electrochem revenue was a result of an increased investment in sales and marketing, which resulted in market share gains and several new customer contracts, as well as continued strength in the energy markets.

Financial Guidance
For 2012, Greatbatch estimates annual revenue growth rates for its product lines as follows:

CRM & Neuromodulation:	-3% to 0%
Vascular Access:	10% to 20%
Orthopaedic:	5% to 15%
Electrochem(1):	Approximately 5%

(1) Percentage increase assuming full year pro forma Micro Power revenue in 2011.

Based upon these growth rates, consolidated annual sales for 2012 are projected to be approximately $645 million to $665 million. This would equate to an increase of 13% to 17% over 2011 actual sales. Additionally, this guidance assumes that revenue from the sale of medical devices will be up to $15 million for 2012. Given the underlying weakness in the healthcare markets, as well as the tough comparables versus the first and second quarters of 2011, we currently expect revenue for Greatbatch Medical for the first half of 2012 to be below 2011 levels, but rebound in the second half of the year as the healthcare markets stabilize.

Adjusted operating income for 2012 is projected to be between 11.5% and 12.5% of sales. Adjusted operating income for 2012 is expected to consist of GAAP operating income minus non-recurring, unusual or infrequently occurring items such as acquisition, consolidation and integration charges, certain R&D expenditures and asset disposition/write-down charges, totaling approximately $15 million to $20 million, of which approximately $5 million are non-cash expenses. Additionally, our adjusted operating income guidance assumes net RD&E expenditures will be in the range of 8.5% to 9% of sales.

The net result of the above guidance is that the Company expects 2012 adjusted diluted EPS to be in the range of $1.75 to $1.85 per diluted share. This would equate to an increase of 4% to 10% over 2011 adjusted diluted EPS. Adjusted diluted EPS is GAAP diluted EPS excluding the after-tax impact of the adjusted amounts described above and $9.1 million ($5.9 million net of tax) of non-cash convertible debt interest expense. This guidance also assumes the Company’s effective tax rate will be approximately 35% and assumes approximately 24 million average diluted shares outstanding.

Conference Call

The Company will host a conference call on Thursday, February 23, 2012 at 4:30 p.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 6:30 p.m. ET on February 23, 2012 until March 2, 2012. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 58704071.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands, Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neurology, vascular and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with GAAP, we provide adjusted operating income and margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force, (v) litigation charges and gains, (vi) the impact of non-cash charges to interest expense due to the accounting change governing convertible debt, (vii) unusual or infrequently occurring items, (viii) certain R&D expenditures (such as medical device DVT expenses), (ix) gain/loss on the sale of investments and (x) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share provides important supplemental information to management and to investors seeking to understand the financial and business trends relating to our results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation:

A reconciliation of GAAP operating income to adjusted amounts is as follows (in thousands):

	Three months ended		Year ended
	December 30,	December 31,	December 30,	December 31,
	2011	2010	2011	2010
Operating income as reported	$12,542	$24,512	$61,699	$68,994
Adjustments:
Inventory step-up amortization (COS)	177	-	177	-
Executive death benefits (SG&A)	-	-	-	885
Neuromodulation platform DVT expense (RD&E)	2,270	-	5,133	-
Litigation settlement	-	(9,500)	-	(9,500)
Consolidation costs	-	493	425	1,573
Integration costs	-	(93)	-	42
Asset dispositions, severance and other	759	2,346	168	2,943
Adjusted operating income	$15,748	$17,758	$67,602	$64,937
Adjusted operating margin	11.1%	13.3%	11.9%	12.2%

Table B: Net Income and Diluted EPS Reconciliation

A reconciliation of GAAP net income and diluted EPS to adjusted amounts is as follows (in thousands, except per share amounts):

	Three months ended		Year ended
	December 30,	December 31,	December 30,	December 31,
	2011	2010	2011	2010
Income before taxes as reported	$8,562	$20,520	$48,392	$49,325
Adjustments:
Inventory step-up amortization (COS)	177	-	177	-
Executive death benefits (SG&A)	-	-	-	885
Neuromodulation platform DVT expense
(RD&E)	2,270	-	5,133	-
Litigation settlement	-	(9,500)	-	(9,500)
Consolidation costs	-	493	425	1,573
Integration costs	-	(93)	-	42
Asset dispositions, severance and other	759	2,346	168	2,943
(Gain) loss on cost method investments, net	-	150	(4,232)	150
Note conversion option discount amortization	2,180	2,024	8,483	7,876
Adjusted income before taxes	13,948	15,940	58,546	53,294
Adjusted provision for income taxes	4,808	5,078	18,824	17,576
Adjusted net income	$9,140	$10,862	$39,722	$35,718
Adjusted diluted EPS	$0.39	$0.46	$1.68	$1.51
Number of shares	23,607	23,532	23,636	23,802

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three months ended		Year ended
	December 30,	December 31,	December 30,	December 31,
	2011	2010	2011	2010

Sales	$141,746	$133,111	$568,822	$533,425
Cost of sales	97,074	88,647	388,469	359,844
Gross profit	44,672	44,464	180,353	173,581
Operating expenses:
Selling, general and administrative expenses	18,568	15,290	72,548	64,510
Research, development and engineering costs, net	12,803	11,416	45,513	45,019
Litigation settlement	-	(9,500)	-	(9,500)
Other operating (income) expenses, net	759	2,746	593	4,558
Total operating expenses	32,130	19,952	118,654	104,587
Operating income	12,542	24,512	61,699	68,994
Interest expense	4,126	3,655	16,928	18,519
Interest income	(12)	(1)	(21)	(10)
(Gain) loss on cost method investments, net	-	150	(4,232)	150
Other (income) expense, net	(134)	188	632	1,010
Income before provision for income taxes	8,562	20,520	48,392	49,325
Provision for income taxes	2,923	6,681	15,270	16,187
Net income	$5,639	$13,839	$33,122	$33,138

Earnings per share:
Basic	$0.24	$0.60	$1.42	$1.44
Diluted	$0.24	$0.59	$1.40	$1.40

Weighted average shares outstanding:
Basic	23,309	23,099	23,258	23,070
Diluted	23,607	23,532	23,636	23,802

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	December 30,	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$36,508	$22,883
Accounts receivable, net	101,946	70,947
Inventories	109,913	101,440
Refundable income taxes	1,292	2,763
Deferred income taxes	7,828	7,398
Prepaid expenses and other current assets	7,469	6,078
Total current assets	264,956	211,509
Property, plant and equipment, net	145,806	146,380
Amortizing intangible assets, net	100,258	75,114
Indefinite-lived intangible assets	20,288	20,288
Goodwill	338,653	307,451
Deferred income taxes	2,450	2,427
Other assets	8,936	13,807
Total assets	$881,347	$776,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,665	$27,989
Deferred income taxes	845	514
Accrued expenses	52,539	32,084
Total current liabilities	94,049	60,587
Long-term debt	235,950	220,629
Deferred income taxes	75,203	64,290
Other long-term liabilities	8,862	4,641
Total liabilities	414,064	350,147
Stockholders’ equity:
Preferred stock	-	-
Common stock	23	23
Additional paid-in capital	307,196	298,405
Treasury stock	(1,387)	(1,469)
Retained earnings	152,522	119,400
Accumulated other comprehensive income	8,929	10,470
Total stockholders’ equity	467,283	426,829
Total liabilities and stockholders’ equity	$881,347	$776,976

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller & Treasurer
mbenedetti@greatbatch.com